Exhibit 99.4

Press Release	Source: China Wind Systems, Inc.

Barron Partners LP Waives China Wind Systems' Conversion Rate Adjustment of Make Good Agreement

Wednesday September 17, 8:00 am ET

WUXI, Jiangsu, China, Sept. 17 /Xinhua-PRNewswire-FirstCall/ -- China Wind Systems, Inc. (OTC Bulletin Board: CWSI - News; "China Wind Systems" or the "Company"), which supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China, today announced that on September 12, 2008, Barron Partners LP ("Barron Partners"), the Company's lead investor, agreed to eliminate the provisions of the securities purchase agreement that provided for the delivery of shares held in escrow and a reduction in the warrant exercise price if certain levels of pre-tax income were not reached. Pursuant to this agreement, 14,787,135 shares of Series A preferred stock of the 24,787,135 shares held in an escrow account shall be returned to the Company, with the remaining 10,000,000 reserved to cover potential tax liabilities for 2007 and 2008.

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com . Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Company Contact:
Mr. Leo Wang
Vice President, Finance
China Wind Systems, Inc.
Tel: +1-917-455-7735
Email: leo.wang@chinawindsystems.com
Web: http://www.chinawindsystems.com

Investor Relations Contact:
Mr. Crocker Coulson
President
CCG Investor Relations
Tel: +1-646-213-1915 (NY office)
Email: crocker.coulson@ccgir.com
Web: http://www.ccgir.com